UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
September 29, 2009 (September 25, 2009)
Date of Report (Date of earliest event reported)
FIRST INDUSTRIAL REALTY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of	1-13102 (Commission File Number)	36-3935116 (I.R.S. Employer
incorporation or organization)		Identification No.)
311 S. Wacker Drive, Suite 4000
Chicago, Illinois 60606
(Address of principal executive offices, zip code)
(312) 344-4300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
     As previously reported, on October 24, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of First Industrial Realty Trust, Inc. (the “Company”) committed the Company to a plan to reduce organizational and overhead costs (the “Plan”). Also as previously reported, on December 12, 2008, the Committee, and on February 25, 2009, the Board of Directors of the Company, committed the Company to certain modifications to the Plan consisting of further organizational and overhead cost reductions. On September 25, 2009, the Committee committed the Company to certain additional modifications to the Plan consisting of further organizational and overhead cost reductions. Implementation of these further cost reductions has begun and is expected to conclude during the fourth quarter of 2009.
     The cost reductions associated with the original Plan and its December 12, 2008 and February 25, 2009 modifications resulted in pre-tax charge to earnings of approximately $33.0 million, consisting primarily of approximately $29.0 million in one-time termination benefits and approximately $4.0 million in office closing costs and other costs. These cost reductions resulted in cash expenditures of approximately $19.3 million, which were paid over the fourth quarter of 2008 and the first and second quarters of 2009, and non-cash charges of approximately $12.4 million due to the accelerated vesting of restricted stock.
     The Company estimates that the additional pre-tax charge to earnings associated with the September 2009 modifications to the Plan will range between $1.4 million and $1.6 million, in addition to the previously announced $6.0 million charge for 2009 ($4.8 million of which was recorded in the first half of 2009), consisting primarily of between approximately $1.2 million and $1.3 million in one-time termination benefits and between approximately $0.2 million and $0.3 million in office closing costs and other costs. The cost reductions associated with the September 2009 modifications to the Plan are expected to result in future cash expenditures of between approximately $1.2 million and $1.3 million, of which the Company anticipates that between approximately $1.1 million and $1.2 million will be paid by the end of the fourth quarter of 2009, with the balance paid over subsequent periods. In addition, the cost reductions associated with the September 2009 modifications to the Plan are expected to result in non-cash charges of between approximately $0.2 million and $0.3 million due to the accelerated vesting of restricted stock. As a result of the cost reductions associated with the September 2009 modifications to the Plan and the previously announced cost reductions under the Plan, the Company now expects general and administrative expenses for 2009 to be reduced by approximately $45.0 million from 2008 levels.
Item 2.06 Material Impairments.
     The Company is in the process of completing its quarterly review of its properties and other assets in preparation of reporting its third quarter 2009 financial results. The Company currently estimates that it may recognize a non-

cash impairment charge of $7.0 million for the third quarter with respect to one balance sheet property comprised of 212,545 square feet of gross leasable area in the Inland Empire. Based on the Company’s leasing assumptions for its intended holding period for the property, the Company determined that the property’s book value was impaired. As a result, the Company may recognize a non-cash impairment charge based on the difference between the fair value of the property and its carrying value. The estimated impairment charge was determined on September 28, 2009, and no cash expenditures are anticipated from the impairment since the impairment charge is non-cash.
Item 7.01 Regulation FD Disclosure.
     Attached and incorporated by reference as Exhibit 99.1 is a copy of the Company’s press release dated September 29, 2009.
     The information furnished in this report under this Item 7.01, including the Exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference to such filing.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

99.1	First Industrial Realty Trust, Inc. Press Release dated September 29, 2009 (furnished pursuant to Item 7.01).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST INDUSTRIAL REALTY TRUST, INC.
By:	/s/ Scott A. Musil
	Name:	Scott A. Musil
	Title:	Acting Chief Financial Officer (Principal Financial Officer)

Date: September 29, 2009